Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Core Scientific, Inc. 2021 Equity Incentive Plan, the Core Scientific, Inc. 2021 Employee Stock Purchase Plan, the Mineco Holdings, Inc. 2018 Omnibus Incentive Plan, the Blockcap, Inc. Equity Incentive Plan, and the Amended and Restated Radar Relay, Inc. 2018 Equity Incentive Plan of our report dated March 31, 2022, with respect to the consolidated financial statements of Core Scientific, Inc. included in its Current Report on Form 8-K dated March 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

April 20, 2022